Exhibit 99.1

For Immediate Release

UAP HOLDING CORP. AND UNITED AGRI PRODUCTS, INC. ANNOUNCE TENDER OFFERS AND CONSENT SOLICITATIONS FOR THEIR 10¾% SENIOR DISCOUNT NOTES DUE 2012 AND 8¼% SENIOR NOTES DUE 2011

GREELEY, COLORADO (April 27, 2004) — UAP Holding Corp. (“UAP Holdings”) announced today that it is offering to purchase for cash any and all of its outstanding $125,000,000 principal amount at maturity of 10¾% Senior Discount Notes due 2012 (the “10¾% Discount Notes”), and United Agri Products, Inc. (“United Agri Products” and, together with UAP Holdings, the “Companies,” and each, a “Company”) announced today that it is offering to purchase for cash any and all of its outstanding $225,000,000 principal amount of 8¼% Senior Notes due 2011 (the “8¼% Notes” and, together with the 10¾% Discount Notes, the “Notes”), in each case, on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated April 26, 2004 and the accompanying Letter of Transmittal and Consent (the “Offer Documents”). UAP Holdings and United Agri Products are also soliciting consents to eliminate most of the restrictive covenants in the indentures under which the Notes were issued and to eliminate the registration rights and liquidated damages provided for in the registration rights agreements applicable to the Notes.

The total consideration to be paid for tendered and accepted 10¾% Discount Notes will be $819.04 per $1,000 principal amount at maturity, of which $20.00 will be a consent payment payable only to holders who validly tender their 10¾% Discount Notes and deliver consents by May 7, 2004, unless extended (the “Consent Payment Deadline”).

The total consideration to be paid for tendered and accepted 8¼% Notes will be a blended price based on:

•	$1,082.50 per $1,000 principal amount, the price at which United Agri Products could redeem a portion of the 8¼% Notes with the proceeds of an equity offering, and

•	the present value of future cash flows up to and including December 15, 2007 (the first date on which the 8¼% Notes may be redeemed) on the 8¼% Notes, based on the assumption that the 8¼% Notes will be redeemed in full at $1,041.25 per $1,000 principal amount on such date, discounted at a rate equal to 137.5 basis points over the yield to maturity on the 3.00% U.S. Treasury Note due November 15, 2007.

The total consideration to be paid for tendered 8¼% Notes will also include accrued but unpaid interest on the 8¼% Notes to, but not including, the payment date. Of this total consideration, $20.00 will be a consent payment payable only to holders who validly tender the 8¼% Notes and deliver consents by the Consent Payment Deadline.

The offer by each Company will expire at 9:00 a.m., New York City time, on May 24, 2004, unless extended or earlier terminated (the “Expiration Date”). Holders who tender Notes are required to consent to the proposed amendments to the indentures and the registration rights agreements. To receive the $20.00 consent payment, holders must validly tender their Notes and deliver consents by the Consent Payment Deadline.

Tenders of Notes prior to the Consent Payment Deadline may be validly withdrawn and consents may be validly revoked at any time prior to 5:00 p.m., New York City time, on the Consent Payment Deadline, but not thereafter unless the tender offers and the consent solicitations are terminated without any Notes being purchased. Each Company reserves the right to terminate, withdraw or amend its offer at any time subject to applicable law.

Each Company expects to pay for any of its Notes purchased pursuant to its tender offer and consent solicitation in same-day funds on a date promptly following the expiration of its tender offer and consent solicitation.

Each Company’s tender offer is conditioned on, among other things, the following:

•	receipt of valid and unrevoked consents of the holders of at least a majority of the outstanding principal amount at maturity of the 10¾% Discount Notes (excluding any 10¾% Discount Notes then owned by the Companies and their affiliates) and of the holders of at least a majority of the outstanding principal amount of the 8¼% Notes (excluding any 8¼% Notes then owned by the Companies and their affiliates) prior to the Consent Payment Deadline,

•	United Agri Products amending its existing revolving credit facility and entering into a new senior secured second lien term loan facility, the net proceeds of which will be used to pay the consideration for the Notes purchased in the tender offers, and

•	consummation of UAP Holdings’ offering of Income Deposit Securities, the net proceeds of which will be used, among other things, to pay the consideration for the Notes purchased in the tender offers.

The Companies have retained UBS Investment Bank to act as Dealer Manager in connection with the tender offers and consent solicitations. Questions about the tender offers may be directed to the Liability Management Group of UBS Investment Bank at (888) 722-9555 x4210 (toll free) or (203) 719-4210 (collect), or to MacKenzie Partners, Inc., the information agent for the tender offers and consent solicitations, at (212) 929-5500 (collect) or (800) 322-2885 (toll free). Copies of the Offer Documents and other related documents may be obtained from the information agent.

The tender offers and consent solicitations are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Companies. It also is not a solicitation of consents to the proposed amendments to the indentures and registration rights agreements. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

About the Companies

UAP Holdings is a holding company with no significant assets or operations other than the ownership of 100% of the stock of United Agri Products. United Agri Products is the largest private distributor of agricultural and non-crop inputs in the United States and Canada. It markets a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. In addition, as part of its product offering, United Agri Products provides a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 350 distribution and storage facilities and five formulation and blending plants, strategically located throughout the United States and Canada.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on each Company’s current expectations and involve risks and uncertainties that could cause the Companies’ actual results to differ materially from those set forth in the statements. The Companies can give no assurance that such expectations will prove to be correct. Factors that could cause the Companies’ results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for their products, actions of their competitors and the additional factors and risks contained in the Companies’ Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 7, 2004.

CONTACT:	David W. Bullock UAP Holding Corp. Greeley, Colorado (970) 356-4400

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